Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	February 25, 2017

Omaha, NE (BRK.A; BRK.B) –

We show below summary financial data for the fourth quarter and full year. However, we urge investors and reporters to carefully read our Annual Report, which has been posted on the Internet at www.berkshirehathaway.com. The limited information that follows in this press release is totally inadequate for making an informed investment judgment or for an evaluation of 2016 business performance. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Fourth Quarter		Full Year
	2016	2015	2016		2015
Operating earnings	$4,382	$4,673	$17,577		$17,358

Investment and derivative gains/losses
Investment gains	1,200	399	6,009	*	6,092	**
Derivative gains/losses	704	406	488		633

	1,904	805	6,497		6,725

Net earnings attributable to Berkshire shareholders	$6,286	$5,478	$24,074		$24,083

*       Includes after-tax gains of approximately $2.7 billion from the disposition of preferred stock in Wrigley and Kraft Heinz and conversion of preferred stock of Dow Chemical. Also includes after-tax gain of approximately $1.9 billion from the exchange of Procter & Gamble common stock for Duracell.

** Includes after-tax non-cash holding gain of $4.4 billion that was recognized in connection with the merger of Kraft Foods and H.J. Heinz.

Operating earnings per Class A equivalent share	$2,665	$2,843	$10,693		$10,564
Investment and derivative gains per Class A equivalent share	1,158	490	3,952		4,092

Net earnings per Class A equivalent share attributable to Berkshire shareholders	$3,823	$3,333	$14,645		$14,656

Average Class A equivalent shares outstanding	1,644,157	1,643,373	1,643,826		1,643,183
Book value per Class A equivalent share at December 31			$172,108		$155,501

Note: Per share amounts for the Class B shares are 1/1,500th those shown for the Class A.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Fourth Quarter		Full Year
	2016	2015	2016	2015
Insurance-underwriting	$548	$306	$1,370	$1,162
Insurance-investment income	889	1,033	3,636	3,725
Railroad, utilities and energy businesses	1,425	1,507	5,856	6,380
Other businesses	1,553	1,490	7,058	6,061
Other	(33)	337	(343)	30

Operating earnings	$4,382	$4,673	$17,577	$17,358

In the table on the prior page (which, as noted, reports after-tax results), we give investment and derivative gains (losses) lines of their own because the amounts of these in any given quarter or year are often meaningless.

At December 31, 2016, our book value had increased by 10.7% since yearend 2015 to $172,108 per Class A equivalent share. Insurance float (the net liabilities we assume under insurance contracts) at December 31, 2016 was approximately $91.6 billion.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, investing activities are independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be created as the result of other-than-temporary declines in value without actual realization or when certain types of investments are marked-to-market through earnings. In sum, investment and derivative gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400